Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC

ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 1 to this Registration Statement on Form S-4 (Registration No. 333-122641) of Quality Distribution, LLC and QD Capital Corporation of our report dated March 31, 2005 relating to the consolidated financial statements, and May 2, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Quality Distribution, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Tampa, Florida

August 22, 2005